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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


        Certification and Notice of Termination of Registration under
 Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act
                                    of 1934.


                         Commission File Number 001-11240

                           MAFCO CONSOLIDATED GROUP INC.
                           -----------------------------
                     (Exact name of registrant as specified in its charter)

                       35 East 62nd Street, New York, NY 10021
                       ---------------------------------------
                                Tel: 212-572-8600
                                -----------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Value Support Rights
                                --------------------
               (Title of each class of securities covered by this Form)


                                       None
                                       ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)    [ ]
           Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6              [ ]
           Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date: None
      ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Mafco Consolidated Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: January 30, 1998                  BY: /s/ Glenn P. Dickes
      ----------------                      ------------------------
                                            Glenn P. Dickes
                                            Vice President